SEPARATION AGREEMENT AND RELEASE


          This Separation Agreement and Release ("Agreement") is entered into by and between RSI Systems, Inc. (the "Company") and Douglas S. Clapp ("Employee") effective as of May 1, 1996.


                                    RECITALS

          Douglas S. Clapp was a founder of the Company and has been an officer of the Company since its inception. Effective as of May 1, 1996, Employee will resign as an officer and employee of the Company to begin another business recently incorporated under the EyeNet Videoconferencing, Inc. ("EyeNet"). In consideration of his covenants hereunder and his release of claims against the Company, its successors, assigns, subsidiaries, present and former directors, officers, shareholders, employees and agents, in their individual and official capacities, set forth hereunder, the Company hereby wishes to make provision for certain payments and other benefits to be paid to Employee.

                                    AGREEMENT

          NOW THEREFORE, the parties agree as follows:

          1. Company. Company as used herein, means RSI Systems, Inc., its successors and assigns, and its subsidiaries.


          2. Employee. Employee, as used herein, means Douglas S. Clapp and anyone who has or obtains legal rights or claims through him.


          3. Resignation. Effective as of May 1, 1996, Employee will resign as an officer and employee of the Company.


          4. Severance Payments. Employee will be paid his salary through April 30, 1996. For the period beginning May 1, 1996, the Company shall pay to Employee the following severance payments in accordance with the Company's standard payroll practices as if he were still employed. Such payments will be equal to a gross amount of $120,000 per year ("Compensation") and will be paid over a 12 month period ending April 30, 1997 ("Severance Period"). These payments shall be subject to normal withholdings, taxes and other deductions required by law.

          5.      Benefits.

                  (a.) INSURANCE BENEFITS. In the period from May 1, 1996, through October 30, 1997, provided that Employee timely executes the necessary documents to continue such insurance as required by state and federal law (and the Company agrees to provide such documents to Employee in a timely manner), Employee and his dependents can elect to be covered under COBRA. During the severance period, from May 1, 1996, through April 30, 1997, the Company will assume and pay for COBRA insurance coverage of Employee and his dependents. For the six-month period through October 30, 1997, all premiums for COBRA insurance coverage shall be the responsibility of Employee.

                  (b.) PENSION AND PROFIT SHARING. Employee's vested account balance under the Company's 401(k) Plan and Trust shall be distributed to or at the direction of Employee pursuant to the terms of the 401(k) Plan and Employee's election thereunder. Payments made to Employee pursuant to the provisions of this Agreement shall not be deemed compensation for purposes of accruing benefits under the Company's 401 (k) Plan. There shall be no further accruals to Employee's 401(k) account after April 30, 1996.

                  (c.) CAR ALLOWANCE. Employee will continue to receive a car allowance of $600 per month through the Severance Period.

                  (d.) OFFICE FURNITURE. For a period of six months, RSI will provide access to the current computer equipment, Eris units, cameras and other equipment as listed on the attached Exhibit A. and office furniture located at RSI offices or at his home office. Any preapproved expenses related to RSI activities will be assumed by RSI; any expenses related to EyeNet activities will be paid by EyeNet.


          6. Stock Options. Employee has the following incentive stock options:
7000 shares at an exercise price of $2.20 per share. Employee will have the right to exercise such options through July 31, 1996. Employee acknowledges that all right to unvested options terminate as of May 1, 1996, the effective date of his resignation.


          7. Confidential Information and Non-Solicitation. Employee agrees that he will not:

                    (a.) Disclose, directly or indirectly, or utilize for his own benefit or for the benefit of any other person, firm, corporation or other entity, for any purpose whatsoever, any confidential information or trade secrets of the Company;

                    (b.) Contact current customers of the Company regarding any aspect of the Company's business or enter into discussions concerning the development of a future business relationship with Employee, if the business relationship to be developed involves any business of the type the Company is currently conducting, without the knowledge and written consent of the Company; or

                    (c.) Directly or indirectly, either as an individual for his own account or on behalf of any other person or persons, corporation, partnership or other entity, contact or solicit any employees of the Company and/or its subsidiaries for any purpose related to the hiring of such employees.


          8. Non-Competition. Employee acknowledges that he is subject to a restrictive covenant described in Section 10.1 of an Employment Agreement with the Company dated July 10, 1995. Employee agrees to abide by the terms of such restrictive covenant with the understanding that Employee has incorporated EyeNet Videoconferencing, Inc., a business which will be engaged in the development of internet videoconferencing capability. The Company will be a significant shareholder of EyeNet Videoconferencing, Inc. Pursuant to a Shareholders Agreement which will be signed concurrently with this Agreement, and agrees that the participation of Employee in such business shall not be deemed to be a Competitive Product, as defined in Section 10.5 of the aforesaid Employment Agreement, or a competitive activity, as described in Section 10.1 of the aforesaid Employment Agreement.

          Employee agrees that the restrictions contained in paragraphs 7 and 8 of this Agreement are reasonable and he acknowledges that his violation of any of the provisions of paragraphs 7 and 8 will irreparably injure the Company and cause damages to the Company that cannot be measured. Employee agrees that, in addition to any other relief or remedies afforded by law or in equity, if he breaches paragraphs 7 or 8 of this Agreement, the Company shall be entitled as a matter of right to injunctive relief, plus payment by Employee of its reasonable cost and attorney's fees incurred by the Company in enforcing paragraphs 7 and 8.

          9. Consulting Services. For and in consideration of the benefits provided to Employee herein, Employee agrees for a period of one year to be available on reasonable notice and for reasonable periods of time to assist RSI on RSI-related business matters. RSI acknowledges, however, that Employee is under no obligation to contribute specific amounts of his time to RSI projects on the understanding that Employee will, in good faith, respond to reasonable request for his consulting services. No additional compensation of any kind will be payable to Employee for consulting services provided to the Company.

          10. Mutual Release of Claims. Employee hereby releases and forever discharges the Company, and its present or former directors, officers, shareholders, employees and agents, whether in their individual or official capacities, of and from any and all actions or causes of action, suits, debts, claims, complaints, contracts (expressed or implied), controversies, agreements, promises, damages, claims for attorney's fees, judgments, cost, disbursements, severance, compensation, vacation pay and other benefits (except as specifically provided for in this Agreement), known or unknown, in law or equity, Employee ever had, now has, or shall have as of the date of this Agreement relating in any manner to Employee's employment and/or resignation as an officer or employee of the Company, including, but not limited to, any alleged violation of any federal, state, or local law, regulation or ordinance prohibiting discrimination or other unlawful activity on the basis of race, color, creed, marital status, sex, age, religion, national origin, sexual orientation, sexual harassment, disability, or any other basis (whether arising under Title VII of the Civil Rights Act, 42 U.S.C. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq., the Americans With Disabilities Act, 42 U.S.C. 12101 et seq., the Minnesota Human Rights act, Minn. Stat. 363.01 et seq., or elsewhere), or any alleged obligation created by statute or by common law contract or tort theory. Employee affirms that as a current or former employee he has not caused or permitted, and hereby waives any and all rights to receive any financial benefits other than those provided herein, to be filed any charge, complaint, or action against Company and agrees that he will not cause or permit to be filed any charge, complaint or action and that he will not participate with any other party in the filing of any charge, complaint or action on the basis of his employee status.

          The Company hereby releases and forever discharges the Employee from any and all actions or causes of action, suits, debts, damages, claims for attorneys' fees, judgments, and cost known or unknown in law or equity the Company ever had, now has or shall have as of the date of the Agreement relating in any manner to Employee's employment and or resignation as an employee.


          11. Notification of Rights Pursuant to the Federal Age Discrimination in Employment Act (29 U.S.C. 621-634) and Minnesota Human Rights Act (Minn. Stat. Ch. 363). Employee agrees that he is hereby notified that the federal Age Discrimination in Employment Act provides that he is entitled to wait 21 days to sign this Agreement. The 21-day period shall begin the day following the day on which Employee receives the Agreement. Employee acknowledges that the purpose of the 21-day period is to provide Employee adequate time to consider whether the terms of this Agreement are acceptable to him. Employee is also hereby notified of his right to rescind his release of claims arising under the Federal Age Discrimination in Employment Act within 7 calendar days of his signing of this Agreement. Employee is further notified of his right to rescind his release of claims arising under the Minnesota Human Rights Act within 15 calendar days of his signing of this Agreement. In order to be effective, Employee's rescission must be in writing and delivered by hand or mail to:

                                    RSI Systems, Inc.
                                    One Corporate Plaza
                                    7400 Metro Blvd. Suite 475
                                    Edina, MN 55439
                                    Attention:   President

          If delivered by mail, the rescission must be postmarked within the required period, properly addressed to RSI Systems, Inc. As set forth above, and sent by certified mail, return receipt requested. Employee understands that if he rescinds his release of claims as provided for in this paragraph, Employee will not receive, and will have to return to Company, all benefits and payments provided for in this Agreement.

          12. Confidentiality. The parties agree specifically that the contents and terms of this Agreement shall remain confidential except as required by applicable law or regulation (including of the Securities and Exchange Commission or of the Nasdaq National Market). However, Employee shall be entitles to discuss the matters contained herein with his legal and financial advisors, business associates, and his immediate family, provided they also agree to keep this Agreement confidential. Provided further that Company shall be entitled to discuss the matters contained herein with its legal and financial advisers and its management employees on a need to know basis.

          13. Non-Disparagement. Each party agrees not to disparage in any manner the other party.

          14. Non-Admission. This Agreement is intended to resolve disputed claims. Nothing in this Agreement shall be construed as an admission by Company or Employee of any liability or unlawful conduct whatsoever. The Company and Employee specifically deny any liability or unlawful conduct.

          15. Assignment. The obligations of Employee under this Agreement may not be assigned by Employee. However, in the event of Employee's mental or physical disability, incapacitation or death, all remaining payments shall continue to be made to Employee's spouse, or in the event of the death of Employee's spouse, the payments will be made to Employee's children in equal shares.

          This Agreement may be assigned by Company, provided, however, that all payments hereunder shall be come immediately due and owing and paid in full as a condition to said assignment. The Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assigns.

          16. Severability. If a court rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable. The parties expressly agree that the restrictions contained in paragraphs 7 and 8 are reasonable and should be enforced to the maximum extent and scope possible. If for any reason the releases given by the Employee to the Company above are determined to be unenforceable, all payments and compensation paid to Employee under this Agreement shall be returned to the Company and no further payments will be made to Employee pursuant to this Agreement.

          17. Governing Law. Any disputes arising under this Agreement shall be governed by the laws of the State of Minnesota.

          18. Acknowledgment of Reading and Understanding: Consultation with
Counsel: Period to Consider Agreement. Employee, by signing this Agreement, acknowledges and agrees that he has carefully read and understood all provisions of this Agreement and that he has entered into this Agreement knowingly and voluntarily. Employee further acknowledges that he has consulted with counsel before signing this Agreement. Employee also acknowledges that Company informed him that he has 21 days from the receipt of this Agreement to consider whether its terms are acceptable to him and that he has had the benefit of the 21-day period. Employee acknowledges and agrees that he has not relied on any representations or statements by Company, whether oral or written, other than the express statements of this Agreement, in executing this Agreement. If Employee chooses to sign and return this Agreement to the Company before the expiration of the 21-day period, he represents that he has done so on his own volition and under advice of counsel and that he has chosen to waive the benefits of such 21-day period.

          19. Full Agreement. This Agreement contains the full agreement of the parties with respect to the subject matter hereof and may not be modified, altered, or changed in any way except by written agreement signed by both parties. Except as expressly stated in this Agreement, the parties agree that, other than the Shareholder Agreement entered into concurrently with this Agreement, this Agreement supersedes and terminates any and all oral and written prior agreements and understandings between the parties.


                                       RSI Systems, Inc.

Dated: May 1, 1996                     By /s/ Dennis A. Leese

                                       Its CEO


Dated: 5/1/96                          /s/ Douglas S. Clapp
                                       Douglas S. Clapp